Exhibit 10.2

Execution Version

SECOND AMENDMENT TO LEASE

SECOND AMENDMENT TO LEASE, dated as of June 22, 2018 (this “Amendment”), between LEGACY YARDS TENANT LP, a Delaware limited partnership (“Landlord”), having an address at c/o Related Companies, 60 Columbus Circle, New York, New York 10023 and INTERCEPT PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”), having an address at 10 Hudson Yards, 37th Floor, New York, New York 10001.

WITNESSETH:

WHEREAS, pursuant to a Lease, dated as of December 7, 2016 (the “Original Lease”), by and between Landlord and Tenant, as amended by that certain First Amendment to Lease dated as of June 27, 2017 (the “First Amendment”), and as further amended by that certain letter agreement dated December 31, 2017 (the “12-31 Letter Agreement”; the Original Lease, as so amended, the “Lease”), Tenant is leasing from Landlord certain space in the building known as 10 Hudson Yards, located at the corner of 10th Avenue and 30th Street, New York, New York (the “Building”), as is more particularly described in the Lease; and

WHEREAS, Landlord and Tenant desire to amend the Lease on the terms and conditions hereinafter set forth.

NOW, THEREFORE, Landlord and Tenant agree as follows:

1.       Defined Terms. All capitalized terms used herein but not defined shall have the meanings ascribed to them in the Original Lease.

2.       Extension of Term of 40th Floor Premises. (a) The term of the Lease with respect to the 40th Floor Premises is hereby extended upon and subject to the terms, covenants, and conditions of the Lease, as amended by this Amendment, for a term (the “40th Floor Extension Term”) commencing on October 14, 2018 (the “40th Floor Extension Term Commencement Date”), and ending on December 31, 2019 (the “40th Floor Expiration Date”), which date shall be deemed the Expiration Date for the 40th Floor Premises for all purposes under the Lease, unless sooner terminated in accordance with the terms of the Lease or pursuant to law. Accordingly, from and after the date of this Amendment, the definition of “40th-41st Floor Expiration Date” in Section 1.02 of the Original Lease (i.e., clause (y) of Section 1.02 of the Original Lease, as amended by the 12-31 Letter Agreement) is hereby deleted in its entirety and replaced with the following:

“(y) with respect to the 40th Floor Premises, on December 31, 2019 (the “40th Floor Expiration Date” and (z) with respect to the 41st Floor Premises, on October 13, 2018 (the “41st Floor Expiration Date”; the 37th Floor Expiration Date, the 40th Floor Expiration Date and the 41st Floor Expiration Date, collectively or individually, as the context requires, is called the “Expiration Date”).”

(b)       Tenant’s leasing of the 40th Floor Premises during the 40th Floor Extension Term shall be on all of the terms and conditions of the Lease (as amended hereby), except that, from and after the 40th Floor Extension Term Commencement Date, Tenant shall pay Fixed Rent in respect of the 40th Floor Premises at the times and in the manner set forth in the Lease, for the period commencing on the 40th Floor Extension Term Commencement Date and ending on the date immediately preceding the 40th Floor Expiration Date, in an amount equal to $895,200.00 per annum (i.e., at the rate per annum of $120.00 per rentable square foot of the 40th Floor Premises), payable in equal monthly installments of $74,600.00 (as appropriately prorated for any partial month during the 40th Floor Extension Term). Accordingly, from and after the date of this Amendment, Sections 2.02(a) and (b) of the Lease are hereby deleted in their entirety and replaced with the following:

“(a) for the period commencing on the Rent Commencement Date and ending on the 41st Floor Expiration Date an amount equal to $4,780,965.00 (i.e., at the rate per annum of $105.00 per rentable square foot of the Premises);

(b)       for the period commencing on (x) the 40th Floor Extension Term Commencement Date and ending on the 40th Floor Expiration Date an amount equal to $4,423,935.00 (i.e., at the rate per annum of $105.00 per rentable square foot of the 37th Floor Premises and $120.00 per rentable square foot of the 40th Floor Premises) and (y) the 40th Floor Expiration Date and ending on the 37th Floor Expiration Date an amount equal to $3,528,735.00 (i.e., at the rate per annum of $105.00 per rentable square foot of the 37th Floor Premises).”

(c)       On the 41st Floor Expiration Date, Tenant’s Share shall be appropriately adjusted based on the subtraction of the rentable square footage of the 41st Floor Premises from the rentable square footage of the Premises.

(d)       On the 40th Floor Expiration Date, Tenant’s Share shall be appropriately adjusted based on the subtraction of the rentable square footage of the 40th Floor Premises from the rentable square footage of the Premises.

3.       Landlord’s 41st Floor Early Termination Option. Notwithstanding anything to the contrary contained in the Lease, Landlord shall have the right (the “41st Floor Early Termination Option”) to terminate the Lease with respect to the 41st Floor Premises at any time prior to the 41st Floor Expiration Date, for any reason or no reason, on sixty (60) days’ prior written notice (the “41st Floor Early Termination Notice”) to Tenant and such termination with respect to the 41st Floor Premises shall be effective 60 days’ after Landlord’s delivery of the 41st Floor Early Termination Notice (such date, as the same may be extended by written notice to Landlord from Tenant for Unavoidable Delays beyond Tenant’s reasonable control, but in no event later than the 41st Floor Expiration Date, the “41st Floor Early Termination Date”). If Landlord exercises the 41st Floor Early Termination Option, then on or before the 41st Floor Early Termination Date, Tenant shall surrender to Landlord possession of the 41st Floor Premises, vacant and free of any lien or encumbrance created by Tenant or persons claiming by, through or under Tenant and otherwise in the condition required for surrender of the 41st Floor Premises in accordance with the provisions of the Lease. On the 41st Floor Early Termination Date, Tenant’s lease of the 41st Floor Premises only shall end and expire, and Tenant’s estate in and possession of the 41st Floor Premises only shall terminate and be wholly extinguished as if the 41st Floor Early Termination Date were the Expiration Date with respect solely to the 41st Floor Premises. If Tenant fails to surrender to Landlord possession of the 41st Floor Premises in accordance with the terms of this Section 3 on the 41st Floor Early Termination Date, then Tenant shall be deemed to be a holdover in the 41st Floor Premises and Landlord shall have the right to exercise any of Landlord’s rights and remedies as set forth in Section 6.10 of the Lease. Notwithstanding anything to the contrary contained herein, Tenant shall not remove Tenant’s Furniture (as said term is hereinafter defined) from the 41st Floor Premises on the 41st Floor Expiration Date or 41st Floor Early Termination Date, as applicable, and Tenant shall leave such furniture in the 41st Floor Premises on the 41st Floor Expiration Date or 41st Floor Early Termination Date, as applicable, free of any lien or encumbrance created by Tenant or persons claiming by, through or under Tenant. If Landlord exercises the 41st Floor Early Termination Option, then effective from and after the day immediately following the 41st Floor Early Termination Date, Tenant shall continue to lease the Premises (other than the 41st Floor Premises) upon all of the terms and provisions of this Lease, provided, that:

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(i)       The rentable square footage of the Premises shall be adjusted by subtracting the rentable square footage of the 41st Floor Premises and such reduced rentable square footage of the Premises shall be used as the basis for determining the amount of Fixed Rent payable by Tenant in accordance with Section 2.02 and the Additional Tax Payment in accordance with Sections 2.04(f)(ii) and 2.06(b)(ii);

(ii)       Tenant’s Share shall be appropriately adjusted based on the subtraction of the rentable square footage of the 41st Floor Premises from the rentable square footage of the Premises; and

(iii)       the term “Premises” shall no longer include the 41st Floor Premises.

In this Paragraph 3, the term “Tenant’s Furniture” shall mean all furniture owned by the Tenant (and not owned by individual employees of the Tenant or its Affiliates) which is located on the Premises, an inventory of which shall be set forth on a schedule to be delivered by Tenant to Landlord within five (5) business days of the date of this Amendment.

4.       37th Floor Premises Renewal Right. (a) Provided that (A) on the date Tenant exercises the First Renewal Option and at the commencement of the First Renewal Term (i) this Lease has not been terminated, (ii) Tenant and/or Tenant’s Affiliates occupy 75% or more of the 37th Floor Premises, and (iii) Tenant is the original named Tenant or a permitted successor thereto in accordance with the provisions of Sections 5.01(b) or (c) of the Lease (each, an “Intercept Tenant”), and (B) on the date Tenant exercises the First Renewal Option Tenant is not in default under the Lease beyond applicable notice and cure periods, subject to the provisions of Section 4(c) below, Tenant shall have the option (the “First Renewal Option”) to extend the initial Term of this Lease for the 37th Floor Premises for an additional 5 year period (the “First Renewal Term”), to commence at the expiration of the initial Term of the 37th Floor Premises.

(b)       The First Renewal Option shall be exercised with respect to the entire Premises only (i.e., the entire 37th Floor Premises) and shall be exercisable by Tenant giving notice to Landlord (the “First Renewal Notice”) on or before the later to occur of (i) December 1, 2019 or (ii) the thirtieth (30th) day following the date that the Third Party Expansion Option (as said term is hereinafter defined) has lapsed by its terms, or is affirmatively waived by L’Oreal USA, Inc., and notice of such lapse or waiver is provided to Tenant by Landlord. Time is of the essence with respect to the giving of the First Renewal Notice. If Tenant fails to timely deliver the First Renewal Notice, then Tenant shall be deemed to have irrevocably waived Tenant’s right to exercise the Renewal Options.

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(c)       Tenant hereby acknowledges and agrees that, notwithstanding anything to the contrary contained herein, the First Renewal Option is subject and subordinate, in all events and under all circumstances, to an expansion option in favor of L’Oreal USA, Inc. (the “Third Party Expansion Option”), whether or not Tenant exercises the First Renewal Option prior to the exercise of such Third Party Expansion Option, and, accordingly, any exercise by Tenant of the First Renewal Option shall be rendered null and void upon the exercise of any such Third Party Expansion Option. At Tenant’s request from time to time, Landlord will notify Tenant of the exercise or waiver (or deemed waiver) of the Third Party Expansion Option. Without limiting the foregoing, Landlord shall notify Tenant of the exercise or waiver (or deemed waiver) of the Third Party Expansion Option promptly after the occurrence thereof.

(d)       Provided that (A) Tenant exercised the First Renewal Option for the First Renewal Term and such exercise was not rendered null and void by the exercise of the Third Party Expansion Option pursuant to clause (c) above, (B) on the date Tenant exercises the Second Renewal Option and at the commencement of the Second Renewal Term (i) this Lease has not been terminated, (ii) Tenant and/or Tenant’s Affiliates occupy 75% or more of the 37th Floor Premises, and (iii) Tenant is an Intercept Tenant, and (C) on the date Tenant exercises the Second Renewal Option Tenant is not in default under the Lease beyond applicable notice and cure periods, Tenant shall have the option (the “Second Renewal Option”; the First Renewal Option and the Second Renewal Option are each a “Renewal Option”) to extend the Term of this Lease for the 37th Floor Premises for an additional 5 year period (the “Second Renewal Term”; the First Renewal Term and the Second Renewal Term are each a “Renewal Term”), to commence at the expiration of the First Renewal Term.

(e)       The Second Renewal Option shall be exercised with respect to the entire Premises only (i.e., the entire 37th Floor Premises) and shall be exercisable by Tenant giving notice to Landlord (the “Second Renewal Notice”; the First Renewal Notice and the Second Renewal Notice are each a “Renewal Notice”) at least 15 months before the last day of the First Renewal Term. Time is of the essence with respect to the giving of the Second Renewal Notice. If Tenant fails to timely deliver the Second Renewal Notice, then Tenant shall be deemed to have irrevocably waived Tenant’s right to exercise the Second Renewal Option.

(f)       Each Renewal Term shall be upon all of the terms and conditions set forth in the Lease, except that (i) the Fixed Rent shall be as determined pursuant to the further provisions of this Section 4; (ii) Tenant shall accept the Premises in its “as is” condition at the commencement of the applicable Renewal Term, and Landlord shall not be required to perform any work, to pay any work allowance or any other amount or to render any services to make the Premises ready for Tenant’s use and occupancy or to provide any abatement of Fixed Rent or Additional Charges, in each case with respect to the applicable Renewal Term; (iii) Tenant shall have no option to renew this Lease beyond the expiration of the Second Renewal Term; (iv) the Base PILOT Amount shall be the PILOT Amount for the Tax Year of the commencement of the applicable Renewal Term (or, if the PILOT Cessation Date shall have occurred, the Base PILOT Amount shall be the Taxes for the Tax Year of the commencement of the applicable Renewal Term); (v) the Base Impositions Amount shall be the Impositions for the Tax Year of the commencement of the applicable Renewal Term; (vi) the Base Operating Amount shall be the Operating Expenses for the Operating Year ending immediately before the commencement of the applicable Renewal Term; and (vii) all references in the Lease to the Expiration Date shall be deemed to mean the last day of the applicable Renewal Term.

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(g)       The annual Fixed Rent for the Premises for each Renewal Term shall be the Fair Market Rent for such Renewal Term. “Fair Market Rent” means the fixed annual rent that a willing lessee would pay and a willing lessor would accept for the Premises during the applicable Renewal Term, taking into account all relevant factors. The Fair Market Rent shall be determined as of the commencement of the applicable Renewal Term.

(h)       If Tenant timely exercises a Renewal Option, Landlord and Tenant shall promptly commence and diligently and in good faith seek to establish the Fair Market Rent. If Landlord and Tenant are unable to agree (for any reason) upon the Fair Market Rent on or prior to the date that is 120 days before the last day of the then Term, then the Fair Market Rent shall be determined by arbitration in the City of New York as set forth in Section 4(i) below.

(i)       (A) Either Landlord or Tenant shall request JAMS (or, if JAMS is then no longer in effect, the Real Estate Board of New York) to appoint an arbitrator who shall be impartial and both parties shall be bound by any appointment so made. If JAMS (or the Real Estate Board of New York, as applicable) shall fail to appoint an arbitrator within 30 days after such request is made, either Landlord or Tenant may apply to the Supreme Court, New York County to make such appointment. The arbitrator shall be an MAI appraiser or a licensed real estate broker having at least 15 years of experience in leasing of First Class Office Buildings and shall be a disinterested person in connection with the dispute in question. As soon as reasonably practicable after the appointment of the arbitrator, the arbitrator shall meet with Landlord and Tenant (the “Initial Meeting”). At the Initial Meeting, Landlord shall submit to the arbitrator its determination of the Fair Market Rent (“Landlord’s Determination”) in a sealed envelope contemporaneously with Tenant’s submission to the arbitrator of its determination of the Fair Market Rent (“Tenant’s Determination”) in a sealed envelope, whereupon the arbitrator shall open both envelopes. If one party shall be ready, willing and able to submit its determination of the Fair Market Rent at such Initial Meeting, but the other party shall fail to submit its determination of the Fair Market Rent at such Initial Meeting, then the party who is so ready, willing and able to submit its determination shall not be required to do so, and the Initial Meeting shall be rescheduled to a date which is not more than 3 Business Days following the Initial Meeting, at which rescheduled Initial Meeting the arbitrator shall open both envelopes. If the party that was not ready, willing and able to submit its determination of the Fair Market Rent at the Initial Meeting shall not submit its determination of the Fair Market Rent at such rescheduled meeting, the determination of the party that was ready, willing and able to submit its determination at the Initial Meeting shall constitute the Fair Market Rent. If the higher of the Landlord’s Determination and the Tenant’s Determination (the “Higher Determination”) is not higher than the lower of the Landlord’s Determination and the Tenant’s Determination (the “Lower Determination”) by more than 5% of the Higher Determination, then the arbitrator shall not make a determination as to the Fair Market Rent, and the Fair Market Rent shall equal the average of the Landlord’s Determination and the Tenant’s Determination. If the Higher Determination is higher than the Lower Determination by more than 5% percent of the Higher Determination, then the arbitrator shall set a hearing date for arbitration, which hearing shall not exceed two days and shall be scheduled to be held within 60 days after the Initial Meeting.

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(B)       There shall be no discovery in the arbitration. However, on reasonable written notice to the other party, Tenant may inspect any portion of the Building relevant to its claims, and Landlord may inspect any portion of the space occupied by Tenant on the floors in issue. On or before the date that is 30 days prior to the scheduled hearing, the parties shall exchange opening written expert reports and opening written pre-hearing statements. Opening written pre-hearing statements shall not exceed 20 pages in length. On or before the date that is two weeks prior to the hearing, the parties may exchange rebuttal written expert reports and rebuttal written pre-hearing statements. Rebuttal written pre-hearing statements shall not exceed 10 pages in length. On or before the date that is 10 days prior to the hearing, the parties shall exchange written witness lists, including a brief statement as to the subject matter to be covered in the witnesses’ testimony, and submit the same contemporaneously to the arbitrator. On or before the date that is one week prior to the hearing, the parties shall exchange all documents which they intend to offer at the hearing. Other than rebuttal witnesses, only the witnesses listed on the witness lists shall be allowed to testify at the hearings. Closing arguments shall be heard immediately following conclusion of all testimony. The proceedings shall be recorded by stenographic means. Each party may present live witnesses and offer exhibits, and all witnesses shall be subject to cross-examination. The arbitrator shall conduct the two day hearing so as to provide each party with sufficient time to present its case, both on direct and on rebuttal, and permit each party appropriate time for cross examination; provided, that the arbitrator shall not extend the hearing beyond two days. Each party may, during its direct case, present evidence in support of its position and in opposition to the position of the opposing party.

(C)       The arbitrator shall make a determination of the Fair Market Rent by selecting either the amount set forth in Landlord’s Determination or the amount set forth in Tenant’s Determination, whichever the arbitrator determines is closest to Fair Market Rent. The arbitrator may not select any other amount as the Fair Market Rent. The fees and expenses of any arbitration pursuant to this Section 4(g) shall be borne by the parties equally, but each party shall bear the expense of its own attorneys and experts and the additional expenses of presenting its own proof. The arbitrator shall not have the power to add to, modify or change any of the provisions of this Lease. After a determination has been made of the Fair Market Rent, the parties shall execute and deliver an instrument setting forth the Fair Market Rent, but the failure to so execute and deliver any such instrument shall not affect the determination of Fair Market Rent.

(j)       If the final determination of Fair Market Rent shall not be made on or before the first day of the applicable Renewal Term, then, pending such final determination, Tenant shall pay, as Fixed Rent for the applicable Renewal Term, an amount equal to Landlord’s Determination. If, based upon the final determination of the Fair Market Rent, the Fixed Rent payments made by Tenant for such portion of the applicable Renewal Term were greater than the Fair Market Rent payable for the applicable Renewal Term, Landlord shall credit the amount of such excess against future installments of Fixed Rent and/or Additional Charges payable by Tenant.

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(k)       Anything herein to the contrary notwithstanding, the provisions of this Section 4 granting to Tenant the Renewal Options shall be null and void and of no force or effect if an Intercept Tenant is no longer the Tenant under the Lease.

5.       Brokers. Each party represents to the other that such party has dealt with no broker other than the Brokers in connection with this Amendment or, with respect to Tenant only, the Project, and each party shall indemnify and hold the other harmless from and against all loss, cost, liability and expense (including, without limitation, reasonable attorneys’ fees and disbursements) arising out of any claim for a commission or other compensation by any broker other than Broker who alleges that it has dealt with the indemnifying party in connection with this Amendment or the Project. Landlord shall enter into separate agreements with Broker which provide that, if this Amendment is executed and delivered by both Landlord and Tenant, Landlord shall pay to Broker any commission that Broker may be entitled to in connection with this Amendment, subject to, and in accordance with, the terms and conditions of such agreement.

6.       No Other Changes. Except as expressly set forth in this Amendment, the Lease shall remain unmodified and in full force and effect, and the Lease as modified herein is ratified and confirmed. All references in the Lease to “this Lease” shall hereafter be deemed to refer to the Lease as amended by this Amendment.

7.       Miscellaneous. This Amendment contains the entire agreement of the parties with respect to the subject matter hereof and all prior negotiations, understandings or agreements between the parties with respect to the subject matter hereof are merged herein. This Amendment may be executed in counterparts each of which shall be an original, even where such executed counterpart is delivered via facsimile or Portable Document Format, and all of which counterparts taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

LEGACY YARDS TENANT LP

By:	Legacy Yards Tenant GP LLC,
its general partner

By:	/s/ Andrew Rosen
	Name:	Andrew Rosen
	Title:	VP

TENANT:

INTERCEPT PHARMACEUTICALS, INC.

By:	/s/ Sandip Kapadia
	Name:	Sandip Kapadia
	Title:	CFO

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